Exhibit 2(k)(ix)

                      FORM OF EXPENSE LIMITATION AGREEMENT

     THIS EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2001, is made by and between ING Pilgrim Investments, LLC (the "Investment Manager") and Pilgrim Senior Income Fund (the "Fund").

     WHEREAS, the Fund is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

     WHEREAS, the Fund and the Investment Manager have entered into an Investment Management Agreement dated December 15, 2000 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Fund for compensation based on the value of the average daily assets of the Fund; and

     WHEREAS, the Fund and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would otherwise be subject;

     NOW, THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, leverage expenses (as defined below), other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the Fund's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

     1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any fiscal year with respect to each class of the Fund shall be the amount specified in SCHEDULE A based on a percentage of the average daily net assets of such class of the Fund.

     1.3.  METHOD  OF  COMPUTATION.   To  determine  the  Investment   Manager's
obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of a Fund exceed the Operating Expense Limit for that class, the Investment Manager shall remit to the appropriate class of the Fund an amount that, together with any waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Fund may offset amounts owed pursuant to this Agreement against the advisory fee payable to the Investment Manager.
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     1.4. YEAR-END  ADJUSTMENT.  If necessary,  on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   RECOUPMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

     2.1. RECOUPMENT. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of a Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such class of the Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount recouped equals, for such day, the Operating Expense Limit provided in SCHEDULE A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

     2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall have an initial term through February 28, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice of the termination of this Agreement to the Fund at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Fund, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business.

4.   MISCELLANEOUS.

     4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Fund or to take any action contrary to the Fund's Declaration of Fund or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

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
     4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     4.4. AMENDMENTS. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        PILGRIM SENIOR INCOME FUND


                                        By:
                                            ------------------------------------
                                            Daniel A. Norman
                                            Senior Vice President


                                        ING PILGRIM INVESTMENTS, LLC


                                        By:
                                            ------------------------------------
                                            William H. Rivoir III
                                            Senior Vice President

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
                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds:

                                           Maximum Operating Expense Limit
Name of Fund                           (as a percentage of average net assets)
------------                           -------    -------    -------    -------
                                       Class A    Class B    Class C    Class Q
                                       -------    -------    -------    -------
Pilgrim Senior Income Fund              1.35%      1.85%      1.85%      1.35%

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